                                                                 Exhibit 4.6


               PROMISSORY NOTE, dated as of June 23, 2000, (this "NOTE") by EDISON MISSION ENERGY, a California corporation (the "BORROWER"), in favor of MIDWEST GENERATION, LLC, a Delaware limited liability company (the "LENDER").

               The Borrower, for value received, hereby promises to pay to the order of the Lender, the sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) (the "LOAN") in accordance with the terms hereof. The outstanding principal amount of the Loan shall be repaid by the Borrower, without premium or penalty, on the Final Maturity Date.

               The Borrower agrees to pay to the Lender interest in respect of the unpaid principal amount of the Loan from the date hereof until the Loan shall be paid in full at an interest rate per annum equal to (i) with respect to a Base Rate Loan, the Base Rate plus Applicable Margin or (ii) with respect to a LIBO Rate Loan, the LIBO Rate plus Applicable Margin; PROVIDED, HOWEVER, that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate that is 2% per annum in excess of the rate of interest otherwise payable with respect to the Loan. Subject to the preceding sentence, interest on the Loan shall be payable in arrears on and to each Interest Payment Date applicable to the Loan, upon any prepayment of the Loan (to the extent accrued on the amount being prepaid) and at maturity. The applicable basis for determining the rate of interest with respect to the Loan shall be selected by the Borrower initially at the time a Notice of Borrowing is given with respect to the Loan pursuant to SECTION 3(a). The basis for determining the interest rate with respect to the Loan may be changed from time to time pursuant to
SECTION 3(c). If on any day the Loan is outstanding with respect to which notice has not been delivered to the Lender in accordance with the terms of this Note specifying the applicable basis for determining the rate of interest and no other rate of interest is expressly applicable hereunder, then for that day the Loan shall bear interest at the Base Rate. All computations of interest shall be made by the Lender on the basis of a 360-day year (365-day year in the case of a Base Rate Loan), for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).

               In computing interest, the date of the making of the Loan or the first day of an Interest Period applicable to the Loan or, with respect to a Base Rate Loan being converted from a LIBO Rate Loan, as the case may be, shall be included, and the date of repayment of the Loan or the expiration date of an Interest Period applicable to the Loan or, with respect to a Base Rate Loan being converted to a LIBO Rate Loan, as the case may be, shall be excluded; PROVIDED that if the Loan is repaid on the same day on which it is made, one day's interest shall be paid on the amount of the Loan so repaid. In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law. For LIBO Rate Loans, as soon as practicable after 11:00 A.M. (New York time) on each Interest Rate Determination

Date, the Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Loan for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower.


                    i. PAYMENTS. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds not later than 12:00 Noon (New York City time), on the date when due to the Lender at such account as the Lender may from time to time direct by prior written notice to the Borrower, and any funds received after such time shall for the purposes hereof, be deemed to have been paid on the next succeeding Business Day. Whenever any payment on this Note is stated to be due on a day that is not a Business Day, such payment shall instead be made on the next Business Day, and such extensions of time shall be included in the computation of interests payable on this Note; PROVIDED, HOWEVER, that if the day on which any payment relating to a LIBO Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in such month, then the due date thereof shall be the next preceding Business Day. Each payment made hereunder shall be credited first to interest and fees then due and the remainder of such payment shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited. Each of the Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all amounts advanced and all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of the Loan or payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

                    ii. PAYMENTS AND REPAYMENT ON THE FINAL MATURITY DATE. The Borrower shall have the right, at any time and from time to time, upon notice delivered to the Lender no later than three Business Days' in advance of the date of the proposed prepayment in the case of a LIBO Rate Loan, and no later than one Business Day prior to the proposed prepayment in the case of a Base Rate Loan, to prepay the principal amount of the Loan in whole or in part, without premium or penalty; PROVIDED that each such prepayment shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and PROVIDED FURTHER, HOWEVER, that prepayment of a LIBO Rate Loan on any day other than the last day of the Interest Period applicable thereto shall be subject to compliance with SECTION 3(d). Notice of prepayment having been given as aforesaid, the principal amount of the Loan shall become due and payable on the prepayment date specified in such notice in the aggregate principal amount specified therein.
                         Any prepayment or repayment hereunder shall be accompanied by accrued interest on the principal amount of the Note being prepaid or repaid to the date of prepayment or repayment and any amounts payable under SECTION 3(d). Any prepayment or repayment shall be applied in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to SECTION 3(d). All amounts of principal and interest thereon and any other amounts outstanding hereunder shall be repaid in full on the Final Maturity Date. Amounts borrowed hereunder and subsequently repaid or prepaid may not be reborrowed.

                     iii.   THE LOAN.

                                (i) COMMITMENT TO MAKE THE LOAN; BORROWING MECHANICS. The Borrower shall deliver notice (a "NOTICE OF BORROWING") to Lender no later than 12:00 Noon (New York City time), at least three Business Days in advance of the Closing Date in the case of a LIBO Rate Loan, or at least one Business Day in advance of the Closing Date in the case of a Base Rate Loan, PROVIDED that such number of days may in the discretion of the Lender be reduced. Such Notice of Borrowing shall specify (i) the amount of the Loan, (ii) whether the Loan shall be a Base Rate Loan or a LIBO Rate Loan, (iii) that no Event of Default or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default has occurred and is continuing and (iv) that the condition to funding set forth in
                                        Section 3(h), have been satisfied as of
                                        such date. The Lender shall have no
                                        obligation to make the Loan requested
                                        hereunder unless it receives a Notice of Borrowing in accordance with the terms of this Section. Upon funding of the Loan by the Lender in accordance with this Note pursuant to any such Notice of Borrowing, the Borrower shall have effected a borrowing hereunder in the amount of the Loan. Except as otherwise provided in Section 3(f), a Notice of Borrowing shall be irrevocable on and after (x) the related Interest Rate Determination Date for a LIBO Rate Loan and (y) 2:00 p.m (New York City time) on the date the Notice of Borrowing is received for a Base Rate Loan and the Borrower shall be bound to make a borrowing in accordance therewith. The Lender shall make the proceeds of the Loan available to the Borrower on the Closing Date by causing an amount of same day funds equal to the amount of the Loan to be credited to such account of the Borrower as the Borrower shall specify to the Lender.

                                (ii) INTEREST PERIODS. The interest period (each an "INTEREST PERIOD") applicable to a LIBO Rate Loan shall be the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months (or such longer or shorter period as the Lender determines is available) thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to the terms hereof; PROVIDED, HOWEVER, that:

               (i) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

               (ii) no Interest Period may end later than the Final Maturity
Date;

               (iii) the initial Interest Period for the Loan shall commence on the Closing Date, if the Loan is initially made as a LIBO Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, if the Loan is converted to a LIBO Rate Loan; and

               (iv) in the case of immediately successive Interest Periods applicable to a LIBO Rate Loan continued as such automatically or pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires.

The Borrower may not request that the Loan be made, converted into, or continued as a LIBO Rate Loan if at the time of the funding, conversion or continuation of such Loan (as applicable) the Interest Period for the Loan would not comply with any of the limitations set forth above in this SECTION 3(b).

                                (iii) CONVERSION OR CONTINUATION. Subject to the provisions of SECTION 3(g), the Borrower shall have the option (i) to convert at any time prior to the Final Maturity Date all or any part of the Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from a Loan bearing interest at a rate determined by reference to one


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


                                        basis to a Loan bearing interest at a
                                        rate determined by reference to an
                                        alternative basis or (ii) upon the
                                        expiration of any Interest Period
                                        applicable to a LIBO Rate Loan before
                                        the Final Maturity Date, to continue
                                        all or any portion of such Loan equal
                                        to $5,000,000 and integral multiples
                                        of $1,000,000 in excess of that amount
                                        as a LIBO Rate Loan; PROVIDED that no
                                        Loan may be continued or converted to
                                        a LIBO Rate Loan if an Event of Default
                                        shall then exist and be continuing or
                                        if such Loan as continued or converted
                                        would have an Interest Period which
                                        would not comply with SECTION 3(b),
                                        PROVIDED, FURTHER, that if a LIBO Rate
                                        Loan is converted into a Base Rate Loan
                                        prior to the expiration date of an
                                        Interest Period applicable thereto the
                                        Lender shall be required to pay
                                        breakage costs in accordance with
                                        SECTION 3(e). If any Event of Default
                                        shall exist and be continuing, any
                                        outstanding LIBO Rate Loan shall
                                        automatically convert to a Base Rate
                                        Loan at the end of the Interest Period
                                        applicable thereto. The Borrower shall
                                        deliver a notice of any such conversion
                                        or continuation (a "NOTICE OF
                                        CONVERSION/CONTINUATION") to the Lender
                                        no later than 2:00 p.m. (New York City
                                        time) at least three Business Days in
                                        advance of the proposed
                                        conversion/continuation date. A Notice
                                        of Conversion/Continuation shall
                                        specify (i) the proposed
                                        conversion/continuation date (which
                                        shall be a Business Day), (ii) the
                                        amount and type of the Loan to be
                                        converted/continued, (iii) the nature
                                        of the proposed
                                        conversion/continuation, (iv) in the
                                        case of a conversion to, or a
                                        continuation of, a LIBO Rate Loan, the
                                        requested Interest Period and (v) in
                                        the case of a conversion to, or a
                                        continuation of, a LIBO Rate Loan, that
                                        no Event of Default has occurred and is
                                        continuing. Except as otherwise
                                        provided in SECTION 3(f), a Notice of
                                        Conversion/Continuation for conversion
                                        to, or continuation of, a LIBO Rate
                                        Loan shall be irrevocable on and after
                                        the related Interest Rate Determination
                                        Date, and the Borrower shall be bound
                                        to effect a conversion or continuation
                                        in accordance therewith. To the extent
                                        the Borrower shall fail to deliver a
                                        Notice of Conversion/Continuation to
                                        the Lender no later than 2:00 p.m. (New
                                        York City time) at least three Business
                                        Days in advance of the expiration of
                                        any Interest Period, the applicable
                                        LIBO Rate Loan shall automatically
                                        convert to a Base

                                        Rate Loan at the expiration of the
                                        applicable Interest Period.

                                (iv)    COMPENSATION FOR BREAKAGE OR
                                        NON-COMMENCEMENT OF INTEREST PERIODS.
                                        The Borrower shall compensate the
                                        Lender, upon request by the Lender
                                        (which request shall set forth in
                                        reasonable detail the basis for
                                        requesting such amounts) for all
                                        reasonable losses, expenses and
                                        liabilities (including, without
                                        limitation, any interest paid by the
                                        Lender to lenders of funds borrowed by
                                        it to make or carry LIBO Rate Loans and
                                        any loss, expense or liability
                                        sustained by the Lender in connection
                                        with the liquidation or re-employment
                                        of such funds) which the Lender may
                                        sustain: (i) if for any reason a
                                        borrowing of any LIBO Rate Loan does
                                        not occur on a date specified therefor
                                        in a Notice of Borrowing, or a
                                        conversion to or continuation of any
                                        LIBO Rate Loan does not occur on a date
                                        specified therefor in a Notice of
                                        Conversion/Continuation, (ii) if
                                        repayment in full of a LIBO Rate Loan
                                        or any prepayment or conversion of a
                                        LIBO Rate Loan occurs on a date that is
                                        not the last day of an Interest Period
                                        applicable to such Loan, (iii) if any
                                        prepayment of a LIBO Rate Loan is not
                                        made on any date specified in a notice
                                        of prepayment given by the Borrower, or
                                        (iv) as a consequence of any other
                                        default by the Borrower in the
                                        repayment of LIBO Rate Loans when
                                        required by the terms of this Note.
                                        Calculation of all amounts payable to
                                        the Lender under this SECTION 3(d)
                                        shall be made as though the Lender had
                                        actually funded each of its relevant
                                        LIBO Rate Loans through the purchase of
                                        a Eurodollar deposit bearing interest
                                        at the rate obtained pursuant to clause
                                        (i) of the definition of LIBO Rate in
                                        an amount equal to the amount of such
                                        Loan and having a maturity comparable
                                        to the relevant Interest Period and
                                        through the transfer of such Eurodollar
                                        deposit from an offshore office of the
                                        Lender to a domestic office of the
                                        Lender in the United States of America;
                                        PROVIDED, HOWEVER, that the Lender may
                                        fund the Loan in any manner it sees fit
                                        and the foregoing assumptions shall be
                                        utilized only for the purposes of
                                        calculating amounts payable under this
                                        SECTION 3(d).

                                (v)     ADJUSTMENTS FOR WITHHOLDING, CAPITAL
                                        ADEQUACY, ETC. If the effect of the
                                        adoption, effectiveness, phase-in or
                                        applicability after the date hereof of
                                        any law, rule or regulation (including
                                        without limitation any reserve
                                        requirement or tax, duty, charge or
                                        withholding on or from payments due
                                        from the Borrower (but excluding
                                        taxation on the net income or profits
                                        or the Lender)), or any change therein
                                        or in the interpretation or
                                        administration thereof by any
                                        governmental authority, central bank or
                                        comparable agency charged with the
                                        interpretation or administration
                                        thereof, is to reduce the rate of
                                        return on the capital of the Lender
                                        with respect to this Note or to
                                        increase the cost to the Lender of
                                        making or maintaining amounts available
                                        under this Note, then the Borrower
                                        shall pay to the Lender such additional
                                        amount or amounts as will compensate
                                        the Lender on an after-tax basis for
                                        such reduction or increase.

                                (vi)    ILLEGALITY OR IMPRACTICABILITY OF
                                        LIBO RATE LOANS. In the event that the
                                        Lender shall have reasonably determined
                                        (which determination shall be final and
                                        conclusive and binding upon all parties
                                        hereto), on any Interest Rate
                                        Determination Date with respect to any
                                        LIBO Rate Loan, that by reason of
                                        circumstances arising after the date
                                        hereof affecting the Eurodollar market,
                                        adequate and fair means do not exist
                                        for ascertaining the interest rate
                                        applicable to such Loan on the basis
                                        provided for in the definition of LIBO
                                        Rate, the Lender shall on such date
                                        give notice (by telecopy or by
                                        telephone confirmed in writing) to the
                                        Borrower of such determination,
                                        whereupon (i) no Loan may be converted
                                        to a LIBO Rate Loan until such time as
                                        the Lender notifies the Borrower that
                                        the circumstances giving rise to such
                                        notice no longer exist (such
                                        notification not to be unreasonably
                                        withheld or delayed) and (ii) any
                                        Notice of Conversion/Continuation in
                                        respect of which such determination was
                                        made shall be deemed to be rescinded by
                                        the Borrower. If, after the date
                                        hereof, the introduction of, or any
                                        change in, any applicable law, rule or
                                        regulation, or the interpretation or
                                        administration thereof by any
                                        governmental authority charged with the
                                        interpretation or administration
                                        thereof, shall make it unlawful or
                                        impracticable for the Lender to
                                        maintain or fund any LIBO Rate Loan,
                                        the Lender shall notify the Borrower to
                                        such effect, and the Borrower shall pay
                                        or repay to the Lender in full the
                                        amount of each such Loan, together with
                                        accrued interest thereon to the date of
                                        repayment, or convert such Loan to a

                                        Base Rate Loan either on (i) the next
                                        Interest Payment Date applicable to
                                        such Loan, if the Lender may lawfully
                                        continue to maintain and fund such Loan
                                        until such date or (ii) if earlier, the
                                        last day on which the Lender may
                                        lawfully continue to maintain and fund
                                        such Loan. The commitment on the date
                                        of such notice, unless Loans are being
                                        maintained under clause (i) of the
                                        preceding sentence, in which case such
                                        commitment shall terminate on the date
                                        of such notice to the extent such
                                        commitment is unutilized, and the
                                        remaining portion of such commitment
                                        shall be reduced to the extent each
                                        such Loan is repaid or converted on the
                                        next Interest Payment Date relating
                                        thereto. In connection with any
                                        repayment or conversion of a LIBO Rate
                                        Loan prior to the end of the Interest
                                        Period applicable thereto the Borrower
                                        shall be required to pay breakage costs
                                        in accordance with SECTION 3(e).

                                (vii) CONDITION TO THE LOAN. The obligations of the Lender to make the Loan hereunder are subject to delivery by the Borrower of the Notice of Borrowing.


               iv.     REPRESENTATIONS AND WARRANTIES.

               In order to induce the Lender to make the Loan, the Borrower makes the following representations and warranties:

               (1) The Borrower (i) is validly organized and existing and in good standing under the laws of the State of California, (ii) has all requisite power and authority to conduct its business substantially as currently conducted by it and (iii) has all requisite power and authority to enter into and perform its obligations under this Note, except, with respect to clauses (ii) and (iii) to the extent that the failure to comply therewith would not reasonably be expected to have a material adverse effect on the Borrower's ability to perform its obligations under this Note.

               (2) This Note constitutes the Borrower's legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity).

               (3) The execution, delivery and performance by the Borrower of this Note do not: (i) contravene its Articles of Incorporation or By-laws, (ii) contravene any law, governmental regulation, court decree or order or material contractual obligation binding on or affecting it or (iii) result in, or require the creation or imposition of, any lien on any of its properties.

               (4) No part of the proceeds of the Loan will be used by the Borrower to purchase or carry any Margin Stock (as defined in Regulations T, U or X of the Federal Reserve Board) or for the purpose of reducing or retiring any indebtedness originally incurred to purchase or carry a margin security or margin stock or for any other purpose which might cause any of the transactions contemplated by this Note to constitute a "purpose credit" within the meaning of such Regulation T, U or X or for the purpose of purchasing or carrying any security, and the Borrower has not taken and will not take any action in connection with any of the transactions contemplated by this Note that would involve a violation of such Regulation T, U or X, or any other regulation of the Federal Reserve Board.

        5.     BORROWER COVENANTS.

        The Borrower covenants and agrees that until the Loan and all other obligations under this Note are paid in full: (a) the Borrower shall furnish to the Lender such information or documents (financial or otherwise) relating to the Borrower's ability to perform under this Note in the possession of the Borrower as the Lender may from time to time reasonably request; (b) the Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to this Note; and (c) the Borrower shall comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except where such noncompliance would not be reasonably be expected to have a material adverse effect on the Borrower's ability to perform its obligations under this Note.

        6.     EVENTS OF DEFAULT.

               Each of the following events, acts, occurrences or conditions shall constitute an "EVENT OF DEFAULT" under this Note:

                  (a) The Borrower shall default in the payment when due of any principal of the Loan or the Borrower shall default (and such default shall continue unremedied for five Business Days) in the payment when due of interest on the Loan.

                  (b) Any representation or warranty made by the Borrower herein or in any certificate or statement delivered pursuant hereto is or shall be incorrect when made in any material respect.

                  (c) The Borrower shall fail to perform or observe any other agreement or covenant set forth herein or obligation arising hereunder and such failure shall continue unremedied for a period of thirty days after written notice thereof shall have been given to the Borrower by the Lender.

                  (d) The Borrower shall:

                      (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

                      (ii) apply for, consent to, or acquiesce in, the
               appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or a substantial portion of its property, or make a general assignment for the benefit of creditors;

                      (iii) in the absence of such application, consent or
               acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestration or other custodian for the Borrower or for a substantial part of its property, and such trustee, receiver, sequestration or other custodian shall not be discharged within sixty days, PROVIDED that nothing in this Note shall prohibit or restrict any right the Lender may have under applicable law to appear in any court conducting any relevant proceeding during such sixty-day period to preserve, protect and defend its rights under this Note (and the Borrower shall not object to any such appearance);

                      (iv) permit or suffer to exist the commencement of any
               bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for sixty days undismissed, PROVIDED that nothing in this Note shall prohibit or restrict any right the Lender may have under applicable law to appear in any court conducting any such case or proceeding during such sixty-day period to preserve, protect and defend its rights under this Note (and the Borrower shall not object to any such appearance); or

                  (v) take any corporate action authorizing, or in furtherance of, any of the foregoing.

                  (e) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any indebtedness of the Borrower (other than indebtedness incurred under this Note) or a default shall occur in the performance or observance of any obligation or condition with respect to such indebtedness if the effect of such default is to accelerate the maturity of any such indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such indebtedness, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity, in either case, such indebtedness having a principal amount, individually or in the aggregate, in excess of $20,000,000 (other than indebtedness described in clause
(a) above).

                  (f) Any judgment or order for the payment of money in excess of $20,000,000 (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without reservation) shall be rendered against the Borrower and either:

                      (i) enforcement proceedings shall have been commenced by
               any creditor upon such judgment or order; or

                      (ii) there shall be any period of fifteen consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

        7.     REMEDIES.

               Upon the occurrence and during the continuance of any Event of Default, the Lender may in its sole discretion (except in the case of an Event of Default occurring under clause (d) above, in which case the following will occur automatically) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loan and any and all other obligations under this Note to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower. The Borrower is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all payments made by the Borrower to EME/CDL Trust (the "TRUST") under the Guaranty Agreement dated as of June 23, 2000 by the Borrower in favor of the Trust and the Lender, against any and all of the obligations of the Borrower now or hereafter existing under this Note, although such obligations may be unmatured.

        8.     INDEMNIFICATION.

               Each party hereto shall pay all out-of-pocket costs and expenses of such party in connection with the negotiation, preparation, execution, delivery, amendment or waiver of this Note, in connection with the preservation of rights under, and enforcement of, this Note, or in connection with any restructuring or rescheduling of the obligations hereunder. Except as set forth in the previous sentence, the Borrower shall indemnify the Lender, its officers, directors, partners, stockholders, employees, representatives and agents (each, an "INDEMNITEE") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in


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


any way related to or by reason of, (i) any of the transactions contemplated hereby or the execution, delivery or performance of this Note and (ii) the exercise by the Lender of its rights and remedies hereunder (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). The Borrower's obligations under this paragraph shall survive the termination of this Note and the payment of the obligations hereunder.

        9.     DEFINITIONS.

        "APPLICABLE MARGIN" shall mean, with respect to each of a Base Rate Loan and a LIBO Rate Loan: either (i) 0.7175% if the Borrower's Debt Rating shall be higher than BBB or Baa2 from S&P and Moody's, respectively or (ii) 1.0475% if the Borrower's Debt Rating shall be BBB or Baa2 or lower from S&P and Moody's, respectively.

        "BASE RATE" shall mean a fluctuating interest rate per annum equal at all times to the highest of:

               (a)the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.'s base rate; or

               (b)for any day, 1/2 of one percent per annum above the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Citibank, N.A. from three Federal funds brokers of recognized standing selected by it.

        "BASE RATE LOAN" shall mean a Loan bearing interest at a fluctuating rate determined by reference to the Base Rate plus Applicable Margin from time to time in effect.

        "BUSINESS DAY" shall mean any day on which federal and state chartered banks in Wilmington, Delaware and New York are open for commercial banking business and, solely with respect to determinations of Interest Periods for LIBO Rate Loans, dealings in U.S. dollars are carried on in the London interbank market.

        "DEBT RATING" shall mean, as to the Borrower, a rating by each of Moody's and S&P of Borrower's long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement. If Moody's or S&P shall have changed its system of classification after the date of this Note, the Borrower's Debt Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

        "FINAL MATURITY DATE" shall mean July 9, 2010.

        "INTEREST PAYMENT DATE" shall mean (i) in the case of a Base Rate Loan, the first day of each calendar month, (ii) in the case of any LIBO Rate Loan, the last day of the Interest Period applicable to such LIBO Rate Loan and (iii) the Final Maturity Date.

        "INTEREST PERIOD" has the meaning given such term in SECTION 3(b).

        "INTEREST RATE DETERMINATION DATE" shall mean each date for calculating the LIBO Rate, for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date in respect of calculating the LIBO Rate shall be the second Business Day prior to the first day of the related Interest Period.

        "LIBO RATE" shall mean, with respect to any Interest Period, (a) the Telerate LIBOR Rate applicable to such Interest Period or, if the Telerate LIBOR Rate ceases to be reported, the London Interbank Offered Rate applicable to such Interest Period, where:

               "LONDON INTERBANK OFFERED RATE" shall mean, with respect to each Interest Period, the average rate per annum equal to the average rate of interest at which deposits in U.S. dollars (in the approximate amount equal to the aggregate outstanding principal balance of the Loan, and for a period of time comparable to the applicable Interest Period) are offered to Citicorp North America, Inc. and two other major banks in London selected by Citicorp North America, Inc. in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for delivery on the first day of such Interest Period; and

               "TELERATE LIBOR RATE" shall mean, with respect to an Interest Period, the rate of interest per annum at which deposits in U.S. dollars are offered to major banks in the London interbank market at approximately 11:00 a.m. (London time) for a period of time comparable to the applicable Interest Period, as reported by the Telerate System page 3750 (or such other page as may replace such page 3750 on such system for the purpose of reporting London Interbank Offered Rates of major banks) under the heading for British Bankers Association Interest Settlement Rates in the column designated "USD" (U.S. Dollar), two Business Days before the first day of such Interest Period for delivery on the first day of such Interest Period.

        "LIBO RATE LOAN" shall mean any Loan under which interest accrues at the LIBO Rate plus the Applicable Margin.

        "MOODY'S" shall mean Moody's Investors Service, a division of Dun & Bradstreet Corporation, and its successors and assigns.

        "PERSON" shall mean an individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, limited liability company, unincorporated organization or any applicable foreign, federal, state, county, municipal or other government, quasi-government or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal, or any political subdivision of any thereof, or any arbitrator or panel of arbitrators.

        "S&P" shall mean Standard & Poor's Ratings Services and its successors and assigns.

        10.    MISCELLANEOUS.

               No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder and no course of dealing between the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to the Borrower in any case shall entitle the Borrower to any other or further notice in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice.

               This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Lender.

               THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES

HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

               IN WITNESS WHEREOF, the Borrower has caused its duly authorized officer to execute and deliver this Note as of the date first above written.


                                 EDISON MISSION ENERGY


                                 By: /s/ Mary Ellen Olson
                                    -------------------------
                                     Name: Mary Ellen Olson
                                     Title: Vice President

                                 Notice Address:

                                 18101 Von Karman Avenue
                                 Suite 1700
                                 Irvine, CA  92616
                                 Attention:
                                 Telecopier No.:



                                 With a copy to: